AMENDED AND RESTATED
         MEMBER AGREEMENT


         This Amended and Restated Member Agreement (the "Agreement") entered into on the ____ day of __________, 1997, by and among Public Service Company of Oklahoma, an Oklahoma corporation ("PSO"); Monika Smith, a natural person ("Monika"); Nuvest, L.L.C., an Oklahoma limited liability company ("Nuvest"); Numanco, L.L.C., an Oklahoma limited liability company ("Numanco LLC"); and NSS Numanco, Inc., a Pennsylvania Corporation ("Numanco Inc.").

         W I T N E S S E T H:

1. In consideration of the mutual promises set forth herein, the parties agree as follows:

         Recitals.

         1.1. Pursuant to an agreement dated February 22, 1996 (the "Initial Agreement"), PSO advanced an aggregate of $3,700,000 (the "PSO Advance" to Canton, L.L.C., an Oklahoma limited liability company ("Canton"). Canton, in turn, loaned such amount to Nuvest for the purpose of acquiring all of the capital stock of Numanco Inc. Such acquisition was consummated on or about February 26, 1996.

         1.2. Contemporaneously with the execution of the Initial Agreement, PSO made application to the Securities and Exchange Commission ("SEC") for permission under the 1935 Act to acquire an equity interest in Nuvest. Such SEC approval was obtained in December, 1996.

         1.3. Subsequent to Nuvest's acquisition of Numanco Inc., Nuvest and Numanco Inc. formed Numanco LLC, and Nuvest assumed all of Canton's obligation to repay the PSO Advance. The parties entered into the original version of this Agreement effective as of December 31, 1996, to memorialize the parties' respective rights and obligations with respect to the management of the businesses in which the Nuvest and its subsidiaries, Numanco Inc. and Numanco LLC, are engaged, all as described in the Business Plan.

         1.4 PSO and Monika (hereinafter referred to as the "Members"), and the other parties hereto, now desire to amend and restate this Agreement for the purpose of memorializing certain changes to the buy-sell rights of the Members; provided, all changes effected hereby shall be deemed effective as of December 31, 1996.

2.       Amendments to Charter Documents.

         2.1. Contemporaneously with the execution and delivery of this
Agreement:

                  (a) PSO and Monika shall execute and deliver (i) Amended and Restated Articles of Organization for Nuvest in the form attached as Exhibit A, and (ii) an Amended and Restated Operating Agreement for Nuvest in the form attached as Exhibit B, and

                  (b) Nuvest and Numanco Inc. shall execute and deliver (i) Amended and Restated Articles of Organization for Numanco LLC in the form attached as Exhibit C, and (ii) an Amended and Restated Operating Agreement for Numanco LLC in the form of Exhibit D.

3. PSO's Investment in Nuvest.

         3.1. Effective as of December 31, 1996, $700,000 of the PSO Advance was converted to a contribution by PSO to the capital of Nuvest, the balance ($3 million) was returned to PSO, and the PSO Advance was deemed repaid in full. The parties acknowledge that no interest, stand-by, option, or similar fee was or will be paid to PSO in connection with the PSO Advance, nor was PSO under any obligation to indemnify Canton or any of the parties to this Agreement against any market risk or any other claim, loss, damage or liability whatsoever.

         3.2.  PSO guaranteed:

                  (a) For a period not to exceed three (3) years, the performance of the Numanco Companies' obligations under that certain promissory note in the amount of $3,000,000, by Nuvest to Bank of Oklahoma, N.A. (the "Bank"), the proceeds of which were used by Nuvest to return to PSO the amount described in Section 3.1, and

                  (b) For a period not to exceed three (3) years, the performance of the Numanco Companies' obligations under a revolving line of credit in the amount of $9,000,000, secured by short-term receivables of the Numanco Companies.

4.       Conditions Precedent to PSO's Obligations.

         Before PSO shall have any obligation to execute and deliver this Agreement or perform its obligations under Section 3, each of the following conditions shall be fulfilled to PSO's satisfaction:

         4.1. PSO shall have obtained the approval from the SEC for its participation in the transactions contemplated by this Agreement, or shall have obtained advice of counsel that such approval is not required.

         4.2. No breach shall have occurred of any of the covenants of parties other than PSO under the Initial Agreement, this Agreement, or of Richard Smith under his Manager's Agreement with Nuvest and Numanco LLC;

         4.3. The amendments to the Articles of Organization and Operating Agreement of Nuvest and Numanco LLC, as described in Section 2 above, shall have been effected;

         4.4. The representations and warranties contained in Section 6 below shall be true and correct.

5.       Definitions.

         When used herein, the following terms shall have the meanings ascribed to them:

         5.1. "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition of "Affiliate," the term "control" means either (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise or (ii) a direct or indirect equity interest of ten percent (10%) or more in the entity.

         5.2. "Business Plan" means the operating plan of the Numanco Companies, which shall include a description of lines of business, targeted gross margins, targeted fixed operating costs, and a pro forma cash flow budget, profit and loss statement, and balance sheet, as same may be amended from time to time pursuant to Section 6.21.

         5.3. "Capital Expenditures" means, for any period, amounts added or required to be added to the property, plant and equipment or other fixed assets account on the balance sheet of any Numanco Company, prepared in accordance with GAAP, in respect of (a) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment, leaseholds and any other real or personal property, (b) to the extent not included in clause (a) above, materials, contract labor and direct labor relating thereto (excluding amounts properly expensed as repairs and maintenance in accordance with GAAP) and (c) software development costs to the extent not expensed.

         5.4. "Capitalized Lease" means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

         5.5. "Capitalized Lease Obligations" means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP, including Statement Nos. 13 and 98 of the Financial Accounting Standards Board.

         5.6. "Cash Equivalents" means: (a) negotiable certificates of deposit, time deposits (including sweep accounts), demand deposits and bankers' acceptances having a maturity of nine months or less and issued by any United States financial institution having capital and surplus and undivided profits aggregating at least $100,000,000 and rated at least Prime-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Ratings Group; (b) corporate obligations having a maturity of nine months or less and rated at least Prime-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Ratings Group;
(c) any direct obligation of the United States of America or any agency or instrumentality thereof, or of any state or municipality thereof, (i) which has a remaining maturity at the time of purchase of not more than one year or which is subject to a repurchase agreement with any financial institution referred to in clause (a) above, exercisable within one year from the time of purchase, and
(ii) which, in the case of obligations of any state or municipality, is rated at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Ratings Group; and (d) any mutual fund or other pooled investment vehicle rated at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Ratings Group which invests principally in obligations described above.

         5.7.  "Code" means the federal Internal Revenue Code of 1986.

         5.8. "Distribution" means, with respect to each Numanco Company: (a) the declaration or payment of any dividend or distribution, including dividends payable in shares of capital stock of or other equity interests in the Numanco Company on or in respect of any shares of any class of capital stock of or other equity interests in the Numanco Company; (b) the purchase, redemption or other retirement of any shares of capital stock of or other equity interest in the Numanco Company or of options, warrants or other rights for the purchase of such shares, directly or indirectly; (c) any other distribution on or in respect of any shares of capital stock of or equity or other beneficial interest in the Numanco Company; (d) any payment of principal or interest with respect to, or any purchase, redemption or defeasance of, any Indebtedness of the Numanco Company; and (e) any loan or advance by the Numanco Company to, or any other Investment by the Numanco Company in, the holder of any shares of any class of capital stock of or equity interest in the Numanco Company, or any Affiliate of such holder; provided, however, that the term "Distribution" shall not include
(i) any payment in the ordinary course of business in respect of (A) reasonable compensation paid to employees, officers, directors and managers, (B) advances to employees for travel expenses, drawing accounts and similar expenditures, or
(C) rent paid to, or accounts payable for services rendered or goods sold by, any person who is not an Affiliate of the Numanco Company or (ii) any payment by the Numanco Company which constitutes repayment of an Indebtedness permitted under Sections 6.13(e) and (f).

         5.9. "Environmental laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment, including the Federal Occupational Health and Safety Act.

         5.10. "ERISA" means the federal Employee Retirement Income Security Act of 1974.

         5.11. "Financing Debt" means each of the items described in clauses (a) through (f) of the definition of the term "Indebtedness".

         5.12. "GAAP" means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board.

         5.13. "Guarantee" means, with respect to each Numanco Company: (a) any guarantee by the Numanco Company of the payment or performance of, or any contingent obligation by the Numanco Company, in respect of, any Indebtedness or other obligation of any primary obligor; (b) any other arrangement whereby credit is extended to a primary obligor on the basis of any promise or undertaking of the Numanco Company, including any binding "comfort letter" or "keep well agreement" written by the Numanco Company, to a creditor or prospective creditor of such primary obligor, to (i) pay the Indebtedness of such primary obligor, (ii) purchase an obligation owed by such primary obligor,
(iii) pay for the purchase or lease of assets or services regardless of the actual delivery thereof or (iv) maintain the capital, working capital, solvency or general financial condition of such primary obligor; (c) any liability of the Numanco Company, as a general partner of a partnership in respect of Indebtedness or other obligations of such partnership; (d) any liability of the Numanco Company as a joint venturer of a joint venture in respect of Indebtedness or other obligations of such joint venture; and (e) reimbursement obligations, whether contingent or matured, of the Numanco Company with respect to letters of credit, bankers acceptances, surety bonds, other financial guarantees; whether or not any of the foregoing (a) through (e) are reflected on the balance sheet of the Numanco Company or in a footnote thereto.

         5.14. "Hazardous Material" means any pollutant, toxic or hazardous material or waste, including any "hazardous substance" or "pollutant" or "contaminant" as defined in section 101(14) of the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 or any other Environmental Law or regulated as toxic or hazardous under the Federal Resource Conservation and Recovery Act or any other Environmental Law.

         5.15. "Indebtedness" means, with respect to each Numanco Company, all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified upon the balance sheet of the Numanco Company as liabilities, but in any event including (without duplication): (a) borrowed money; (b) indebtedness evidenced by notes, debentures or similar instruments; (c) Capitalized Lease Obligations; (d) the deferred purchase price of assets or securities, including related noncompetition, consulting and stock repurchase obligations (other than ordinary trade accounts payable within six months after the incurrence thereof in the ordinary course of business); (e) mandatory redemption or dividend rights on capital stock (or other equity); (f) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances, surety bonds, and other financial guarantees; (g) unfunded pension liabilities; (h) obligations that are immediately and directly due and payable out of the proceeds of or production from property; (i) liabilities secured by any Lien existing on property owned or acquired by the Numanco Company, whether or not the liability secured thereby shall have been assumed; and (j) all Guarantees in respect of Indebtedness of others.

         5.16. "Investment" means, with respect to each Numanco Company: (a) any share of capital stock, partnership, membership, or other equity interest, evidence of Indebtedness or other security issued by any other Person; (b) any loan, advance or extension of credit to, or contribution to the capital of, any other Person; (c) any Guarantee of the Indebtedness of any other Person; (d) any acquisition of all or any part of the business of any other Person or the assets comprising such business or part thereof; and (e) any other similar investment. The investments described in the foregoing clauses (a) through (e) shall be included in the term "Investment" whether they are made or acquired by purchase, exchange, issuance of stock or other securities, merger, reorganization or any other method; provided, however, that the term "Investment" shall not include
(i) current trade and customer accounts receivable for property leased, goods furnished or services rendered in the ordinary course of business and payable in accordance with customary trade terms, (ii) advances and prepayments to suppliers for property leased, goods furnished and services rendered in the ordinary course of business, (iii) advances to employees for travel expenses, drawing accounts and similar expenditures, (iv) stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due to the Numanco Company or as security for any such Indebtedness or claim, (v) demand deposits in banks or similar financial institutions, or (vi) investment in ARC, L.L.C., ESG, L.L.C., and ESGI, Inc.

         5.17. "Lien" means, with respect to each Numanco Company: (a) any lien, encumbrance, mortgage, pledge, charge or security interest of any kind upon any property or assets of the Numanco Company, whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) the acquisition of, or the agreement to acquire, any property or asset upon conditional sale or subject to any other title retention agreement, device or arrangement (including a Capitalized Lease); (c) the sale, assignment, pledge or transfer for security of any accounts, general intangibles or chattel paper of the Numanco Company, with or without recourse; (d) the transfer of any tangible property or assets for the purpose of subjecting such items to the payment of previously outstanding Indebtedness in priority to payment of the general creditors of the Numanco Company; and (e) the existence for a period of more than 120 consecutive days of any Indebtedness against the Numanco Company which if unpaid would by law be given any priority over general creditors.

         5.18. "Numanco Companies" means, collectively, Numanco Inc., Nuvest, and Numanco LLC, and each direct or indirect subsidiary of each such company; individually, each such entity shall be referred to as a "Numanco Company."

         5.19. "Person" means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any governmental agency or political subdivision thereof.

         5.20. "Plan" means, at any date, any pension benefit plan subject to Title IV of ERISA maintained, or to which contributions have been made or are required to be made, by any Numanco Company within six years prior to such date.

         5.21. "Smith" means Richard H. Smith, the current Manager of the Numanco Companies.

         5.22.  "Buy-Sell Event" shall have the meaning ascribed to it in
Section 7.

         5.23. "Interest" shall mean a Member's direct and indirect interest in the capital and profits of the Numanco Companies as a whole, as determined from the Member's Sharing Ratio set forth in each Numanco Company Operating Agreement.

         5.24.  "Exercising Party" shall have the meaning ascribed to it in
Section 8.5(a).

         5.25.  "Agreed Value" shall have the meaning ascribed to it in
Section 8.6.

         5.26.  "Purchase Price" shall have the meaning ascribed to it in
Section 8.6.

         5.27.  "Contract"  shall have the meaning ascribed to it in
Section 8.6(a).

         5.28.  "Valuation Date" shall have the meaning ascribed to it in
Section 8.6(a).

         5.29.  "Direct Costs" shall have the meaning ascribed to it in
Section 8.6(c).

         5.30.  "Prime Rate" shall have the meaning ascribed to it in
Section 8.6(e).

         5.31. "FMV Net Worth" shall mean (i) ninety percent (90%) of the Purchase Price calculated pursuant to subsections (a) through (h) of Section 8.6, (ii) plus all current assets of the Numanco Companies, (iii) plus all fixed assets of the Numanco Companies at an agreed upon value, and (iv) less all liabilities of the Numanco Companies (except the fee payable to Smith under Section 5.5 of the Manager's Agreement). An example calculation of the FMV Net Worth is set forth in Exhibit F.

         5.32.  "Request Date" shall have the meaning ascribed to it in
Section 8.8(a).

         5.33. "Manager's Agreement" shall mean the agreement between Smith and the Numanco Companies relating to Smith's appointment as Manager of such companies.

         5.34. "1935 Act" shall mean the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder by the SEC.

6.  Covenants, Representations and Warranties.

         Except as may be otherwise mutually agreed upon in writing, (i) Monika agrees to vote her interest in Nuvest to authorize the Manager and the Numanco Companies to accomplish the following, and (ii) Nuvest, Numanco LLC, and Numanco Inc. hereby jointly and severally covenant, represent and warrant to PSO the following:

         6.1. Books and Records. Each Numanco Company shall make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets, and devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         6.2. Financial Information. Each Numanco Company shall furnish the following reports to PSO:

                  (a) As soon as practicable after the end of each fiscal year, and in any event within 120 days thereafter, a balance sheet of the Numanco Company as of the end of such fiscal year, and a statement of income and a statement of changes in financial position of the Numanco Company for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures of the previous fiscal year, all in reasonable detail including all supporting schedules and comments.

                  (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Numanco Company, and in any event within 45 days thereafter, a balance sheet of the Numanco Company as of the end of each such quarterly period, and a statement of income and a statements of changes and financial condition of the Numanco Company and its subsidiaries (if any) for such period and for the current fiscal year to date, prepared in accordance with GAAP, setting forth in each case comparisons to the Business Plan (as hereinafter defined) and the corresponding period to the previous fiscal year, all in reasonable detail and signed, subject to changes resulting from year-end audit adjustments, by the Manager.

                  (c) As soon as available after the end of each month, and in any event within thirty (30) days thereafter, (i) a balance sheet of the Numanco Company as of the end of such month, and a statement of income and changes in financial position for the month and for the current fiscal year to date, both prepared in accordance with GAAP setting forth in each case comparisons to the Business Plan and the corresponding periods of the previous fiscal year; (ii) a pro forma cash flow statement of anticipated cash flow for the next succeeding 90 day period of the Numanco Company prepared on a consolidated basis setting forth, in each case, comparisons to the Business Plan and the corresponding periods of the previous fiscal year, all in reasonable detail and signed, subject to changes resulting from year-end audit adjustments, by the Manager and accompanied by a statement explaining any material differences between budgeted and actual results; and (iii) a memorandum from the Manager reporting on the Numanco Company's operations, describing significant events or circumstances affecting operations and containing such other matters as are requested by PSO.

         6.3.  Additional Information.  Each Numanco Company shall furnish to
PSO:

                  (a) Upon request from a Member, a certificate executed by the Manager stating that neither the Numanco Company nor any of its subsidiaries is in default under its Articles of Organization or Operating Agreement, this Agreement, any promissory note, or any other material agreement to which it is a party or to which it or any of its properties is subject.

                  (b) Promptly following receipt thereof, any letters furnished to the Numanco Company by its independent public accountants which comment on the accounting practices of the Numanco Company.

                  (c) Promptly (but in any event within five days) after the discovery of any material adverse event or circumstance affecting the Numanco Company including, but not limited to, the filing of any material litigation against the Numanco Company or any subsidiary and the discovery that the Numanco Company is not, or with the passage of time will not be, in compliance with any provision of this Agreement, any promissory note, or any other material agreement of the Numanco Company, a notice specifying the nature and period of existence thereof, and the actions the Numanco Company has taken and/or proposes to take with respect thereto. The Numanco Company shall furnish the Members with monthly reports updating and describing any developments relating to matters described under this subparagraph and will promptly notify the Members of any material developments or changes relating thereto.

                  (d) Promptly following the preparation thereof, copies of the minutes of proceedings (or consents) of the Numanco Company's Manager and the Members together with all written materials given to the Manager.

                  (e) With reasonable promptness, such other information and data with respect to the Numanco Company and its subsidiaries (if any) as any Member may from time to time reasonably request.

         6.4. Audit and Inspection. From time to time at reasonable intervals upon request of PSO, each Numanco Company shall furnish to PSO such other information regarding the business, assets, financial condition, income or prospects of the Numanco Company PSO may reasonably request, including copies of all tax returns, licenses, agreements, leases and instruments to which any of the Numanco Company is party. PSO shall have the right during normal business hours upon reasonable notice and at reasonable intervals to examine the books and records of the Numanco Company, to make copies and notes therefrom for the purpose of ascertaining compliance with or obtaining enforcement of this Agreement.

         6.5. Confidentiality of Information. With respect to each Numanco Company (a) PSO agrees that any information obtained by it pursuant to this Agreement or which is proprietary to the Numanco Company or otherwise confidential will not be disclosed without the prior written consent of the Numanco Company except as may be required to be disclosed in order to comply with any applicable law, rule, regulation, order or request of any governmental agency or authority; provided, that without the prior written consent of the Numanco Company, PSO may disclose such information to its parent corporation, Central and South West Corporation, any direct or indirect subsidiary of such parent, or any governmental agency having jurisdiction over any such entity; and
(b) similarly, the Numanco Company agrees that any information obtained by it pursuant to this Agreement or which is proprietary to PSO or otherwise confidential will not be disclosed without the prior written consent of PSO except as may be required to be disclosed in order to comply with any applicable law, rule, regulation, order or request of any governmental agency or authority. Each Numanco Company shall require each of its employees who is expected to become familiar with the Numanco Company's trade secrets or other proprietary or confidential information to execute a confidentiality agreement containing appropriate terms to protect such information.

         6.6. Property and Liability Insurance. Each Numanco Company shall cause to be kept insured all of the Numanco Company's assets which are of insurable character, and which are customarily insured by companies engaged in the same or similar businesses by financially sound and reputable insurers against loss or damage by fire, explosion or other hazards customarily insured against by such comparable companies with extended coverage in amounts sufficient to prevent the Numanco Company from becoming a co-insurer, except for normal deductibles, but not, in any event, less than eighty percent (80%) of the insurable value of the property. Each Numanco Company will maintain, with financially sound and reputable insurers, such insurance against hazards and risks and liabilities to persons and property as are customarily insured against by companies engaged in the same or similar businesses. The amount of liability insurance shall be at least $1,000,000 for property damage and $1,000,000 for personal injury regardless of the number of persons injured. Each Numanco Company will promptly notify PSO of any change in insurance coverage. The Numanco Company shall promptly cause all policies of insurance obtained by it in accordance with its obligations hereunder to provide that they may not be cancelled unless the insurance carrier gives PSO (or, if the insurer requires, a designated representative of PSO) at least 30 days prior written notice thereof.

         6.7. Licenses, Permits, Franchises, Etc. Each Numanco Company shall qualify to conduct business in each jurisdiction in which the nature of its business or activities requires it to so qualify, shall remain in good standing in each such jurisdiction, and shall acquire and keep in force all other licenses, permits, franchises, and other rights necessary to the operation of its business.

         6.8 Preservation of Goodwill. Each Numanco Company shall preserve intact the present business organization, rights and privileges and present goodwill and, to the best of its ability relationships existing with other parties and will at all times cause to be done all things necessary to maintain, preserve, and renew its existence and will observe and conform with all valid requirements of all governmental authorities relating to the conduct of the business of the Numanco Company, the failure of which would have a material adverse effect on the Numanco Company.

         6.9. Compliance with Laws. Each Numanco Company shall comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which might have a material adverse effect upon its business or financial condition. Without limiting the effect of the foregoing, each Numanco Company shall (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, and (b) shall immediately notify PSO, and provide copies upon receipt, of all written claims, complaints, notices or inquiries from any third party (including, but not limited to, any governmental authorities) relating to the condition of its facilities and properties or compliance with Environmental Laws, and shall promptly cure and have dismissed with prejudice to the satisfaction of PSO any actions and proceedings relating to compliance with Environmental Laws.

         6.10. ERISA. Each Numanco Company shall comply in all material respects with the provisions of ERISA and the Code applicable to each Plan. Each Numanco Company shall furnish to PSO as soon as available the following items with respect to any Plan (a) any request for a waiver of the funding standards or an extension of the amortization period, (b) any reportable event (as defined in section 4043 of ERISA), unless the notice requirement with respect thereto has been waived by regulation, (c) any notice received by the Company that the Pension Benefit Credit Corporation has instituted or intends to institute proceedings to terminate any Plan, or that any Multiemployer Plan is insolvent or in reorganization, and (d) notice of the possibility of the termination of any Plan by its administrator pursuant to section 4041 of ERISA.

         6.11. Compliance with Obligations. Each Numanco Company shall comply with all of the obligations which it has incurred or to which it becomes subject pursuant to any contract or agreement, whether oral or written, express or implied, the breach of which might have a material adverse effect upon its business or financial condition, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves have been set aside on its books with respect thereto.

         6.12. Taxes. Each Numanco Company shall pay and discharge all taxes, assessments, interest and installments on mortgages and governmental charges against it or against any of its properties, upon the respective dates when due, except to the extent that (i) such taxes, assessments, interest, installments and governmental charges are contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect on its financial condition or loss of any right of redemption from any sale, and (ii) the Numanco Company shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) adequate with respect to such liabilities.

         6.13. Indebtedness. No Numanco Company shall create, incur, assume or otherwise become or remain liable with respect to any Indebtedness except the following:

                  (a)      Indebtedness under this Agreement.

                  (b) Current liabilities, other than Financing Debt, incurred in the ordinary course of business.

                  (c) To the extent that payment thereof shall not at the time be required by Section 6.12, Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials and supplies.

                  (d) Indebtedness in respect of deferred taxes arising in the ordinary course of business.

                  (e) Up to $12 million of Indebtedness owed by Nuvest, Numanco Inc., and/or Numanco LLC to Bank of Oklahoma, N.A., or any substantially equivalent financial institution, provided the payment of such Indebtedness is secured by a pledge of the Numanco Companies' accounts receivables and the proceeds of such Indebtedness are used in accordance with the Business Plan.

                  (f) Indebtedness owed by Numanco Inc. to Nuvest or by Numanco LLC to Nuvest.

         6.14. Guarantees; Letter of Credit. No Numanco Company shall become or remain liable with respect to any Guarantee, including reimbursement obligations, whether contingent or matured, under letters of credit or other financial guarantees by third parties, except under this Agreement, and except under a bond or guarantee issued by one Numanco Company to secure the performance by another Numanco Company of any agreement to furnish temporary employment services to an unrelated entity.

         6.15. Lease Obligations. No Numanco Company shall be or become obligated as lessee under any lease, except as provided in the Business Plan.

         6.16. Liens. No Numanco Company shall create, incur or enter into, or suffer to be created or incurred or to exist, any Lien, except under this Agreement, and except Liens granted to secure the Indebtedness described under Sections 6.13(e) and (f).

         6.17. Investments and Acquisitions. No Numanco Company shall have outstanding, acquire, commit itself to acquire or hold any Investment (including any Investment consisting of the acquisition of any business) except for (i) Investments in Cash Equivalents; (ii) Nuvest's Investment in Numanco Inc. and Numanco LLC; and (iii) Numanco Inc.'s Investment in Numanco LLC. The parties acknowledge and approve of the formation of A.R.C., L.L.C. and E.S.G., L.L.C., each an Oklahoma limited liability company, and the Numanco Companies' investment in each such entity.

         6.18. Distributions. No Numanco Company shall make any Distributions other than (a) Distributions required for the purpose of paying (i) permitted Indebtedness, or (ii) income tax liability as set forth in Section 5.01 of the Numanco Company's Operating Agreement, and (b) Distributions otherwise contemplated by this Agreement.

         6.19. Reimbursement of Expenses. Members shall not be entitled to any compensation for attendance at meetings of the Members, except that upon a Member's request the Numanco Company shall reimburse him for all reasonable travel, food and lodging expenses incurred or paid by him in connection with attendance at such meetings.

         6.20. Maintenance of Properties. Each Numanco Company will maintain and keep its properties, real and personal, in good repair, working order, and condition, and from time to time make all necessary or desirable repairs, renewals, and replacements, so that its business may be properly and advantageously conducted at all times.

         6.21. Business Plan Revisions. The Business Plan may be revised from time to time in accordance with the following:

                  (a) At least annually, or more often as the Manager or any Member may request, the Manager or Member shall furnish a copy of any proposed revisions to the Manager and the Members at least 30 days prior to the beginning of its proposed implementation. The proposed amendment to the Business Plan shall become effective if approved by all the Members and the Manager. A copy of the Numanco Companies' Business Plan existing as of the date hereof is attached hereto as Exhibit G.

                  (b) For all purposes of this Agreement, the term "Business Plan" shall mean the Business Plan most recently amended pursuant to Section 6.21(a) until further amended.

         6.22. Patents, Trademarks and Copyrights. Intellectual property of the Numanco Company shall be governed by the following provisions:

                  (a) No Numanco Company will do any act or omit to do any act whereby any Numanco Company patent or any patent licensed by the Numanco Company may become abandoned or rendered invalid. Each Numanco Company shall take all such actions as may be necessary to maintain the validity of all such patents.

                  (b) No Numanco Company will do any act or omit to do any act whereby any Numanco Company trademark or any trademark licensed by the Numanco Company may become abandoned or rendered invalid. Each Numanco Company shall take all such actions as may be necessary to maintain the validity of all such trademarks.

                  (c) Each Numanco Company has placed and will continue to place appropriate notice of copyright on all copies embodying Numanco Company copyrighted works which are publicly distributed and the Numanco Company will not do any act or omit to do any act whereby any Numanco Company copyright may become invalidated or dedicated to the public domain.

                  (d) Each Numanco Company will take all steps necessary in the opinion of counsel in any proceeding before the United States Patent and Trademark Office, United States Register of Copyrights or similar office or agency of the United States or any office of the Secretary of State (or equivalent) of any state thereof, to maintain and prosecute each application and registration of Numanco Company patents, trademarks and copyrights, including, without limitation, filing of renewals, extensions, affidavits of use and incontestability, and opposition, interference and cancellation proceedings.

                  (e) With respect to each Numanco Company, in the event that any Numanco Company patent, trademark, or copyright is infringed, misappropriated or diluted by a third party, the Numanco Company shall, unless the Numanco Company shall determine in its reasonable business judgment that such trademark, patent or copyright is of negligible economic value to the business of the Numanco Company, promptly sue for infringement, misappropriation and/or dilution and to obtain injunctive relief and recover damages therefor, and shall take such other actions to protect such patent, trademark, or copyright, all as the Numanco Company shall deem appropriate in its reasonable business judgment under the circumstances.

         6.23. Merger, Consolidation, Sale of Assets, Organic Changes. No Numanco Company shall issue or agree to issue any additional stock or membership interests or cause any division or splitting of any such stock or ownership interests, reclassification, exchange or substitution thereof or approve or agree to any reorganization, merger, consolidation or combination with any corporation or other entity or sell or lease (as lessor) more than 5 percent of the Numanco Company's total consolidated assets in any 12-month period (other than sales or other dispositions of inventory in the normal course of business or as provided in the Business Plan), or liquidate, dissolve recapitalize or reorganize in any form of transaction. No Numanco Company shall adopt any amendment, modification or waiver of any provision of its Operating Agreement or Articles of Organization, except as provided in this Agreement.
         6.24. Insider Transactions. No Numanco Company shall engage in any transaction with its Manager or any of its Members except (a) as provided in this Agreement, or the Numanco Company's management agreement with the Manager, or any related Agreement, and (b) reimbursements of reasonable expenses incurred in the ordinary course of business.

         6.25. Type of Business. Each Numanco Company shall engage only in (a) the business of providing temporary manpower services to the electric utility industry, and (b) its historical base of business, and (c) other businesses approved in the Business Plan.

         6.26. Conflicting Agreements or Actions. No Numanco Company shall enter into any agreement or make any amendment to any agreement or take any other action which would restrict or adversely affect the Numanco Company's performance of its obligations to PSO under its Articles of Organization, as amended, its Operating Agreement, this Agreement or any agreement referred to herein.

         6.27. Capital Expenditures. No Numanco Company will make Capital Expenditure in excess 25% of the amount set forth in the Business Plan during any one fiscal year.

7.       Buy-Sell Events.

         Each of the following events shall be a "Buy-Sell Event" (collectively, the "Buy-Sell Events"):

         7.1. If (a) the FMV Net Worth shall fall to zero or below, (b) the Members and the Manager shall fail to reach agreement on a new or revised Business Plan within thirty (30) days after PSO has made a request for same, and
(c) PSO shall provide notice to Monika that it desires to invoke the provisions of this Section 7.1.

         7.2. If PSO shall decline to vote its Interest in Nuvest to renew Smith's Manager's Agreement upon the same terms.

         7.3. If any Numanco Company shall default in the payment when due of any principal or interest on any Indebtedness or shall default under or fail to perform or observe any material term, covenant or other agreement contained in, any material agreement, document or instrument to which it is a party or to which it or its assets is bound, and such default or failure to perform shall continue and remain unwaived by the obligee for more than thirty (30) days after written notice thereof or any applicable period of grace therein specified, whichever is longer, except where the Numanco Company is in good faith and through appropriate proceedings contesting such default or failure to perform.

         7.4. If any covenant, representation or warranty made herein or in connection with the transactions contemplated in this Agreement shall be breached or shall prove to have been false or incorrect on the date as of which made resulting in a material adverse effect on the Numanco Company and such false or incorrect representation or warranty shall not have been remedied within thirty (30) days after written notice thereof shall have been given to the Numanco Company.

         7.5. If any Numanco Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or an order for relief is entered against the Numanco Company under any bankruptcy laws or the Numanco Company shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting the material allegations of a petition filed against the Numanco Company in any such proceeding, or shall seek or consent to the acquiesce in the appointment of any trustee, receiver or liquidator of the Numanco Company of all or any substantial part of the properties of the Numanco Company.

         7.6. If Monika shall die, become disabled (such that she cannot perform her duties as a Member for a period of six continuous months), or file for protection under the bankruptcy laws, or with respect to any Numanco Company, there shall occur any other event that, under the laws of the State of Oklahoma, would result in the dissolution of the Numanco Company (other than the event described in Section 7.10); provided, none of the foregoing events described in this Section 7.6 relating to Monika shall result in a Buy-Sell Event under this
Section 7.6 as long as Smith is serving as Manager of each Numanco Company and Smith either (i) acquires or succeeds to all of Monika's interest in Nuvest and becomes a Substitute Member of Nuvest, or (ii) becomes trustee of a trust that acquires or succeeds to all of Monika's interest in Nuvest and, in his capacity as such trustee, becomes a Substitute Member of Nuvest (provided, it is agreed that if for any reason Smith ceases to serve as the trustee of such trust, the interest in Nuvest held by the trust shall automatically convert to an economic interest having no voting rights), or (iii) acquires or succeeds to all of Monika's interest in Nuvest through any combination of (i) or (ii).

         7.7.  If Smith shall:

                  (a) Make an assignment for the benefit of creditors or file for protection under the bankruptcy laws or become the subject of an involuntary petition under such laws, and fail to rescind such assignment or dismiss such petition within thirty (30) days after his receipt of notice of a complaint of violation of this Section 7.7(a) by any party hereto; or;

                  (b) breach his duty of loyalty to any Numanco Company, or any obligation under his Manager's Agreement, and fail to cure such breach within thirty (30) days after his receipt of notice of the breach by any party hereto; or

                  (c) enter into any transaction in which he derives an improper personal benefit to the detriment of a Numanco Company, and fail to rescind such transaction or, if the transaction cannot be rescinded, remit such improper personal benefit to the Numanco Company within thirty (30) days after his receipt of notice of a complaint of violation of this Section 7.7(c) by any party hereto.

         7.8. If Smith shall die or suffer a "disability," which shall mean any physical or mental condition which would prevent him from performing his duties under his Manager's Agreement for a period of six continuous months.

         7.9. If, after December 31, 1999, Smith shall voluntarily resign his position as Manager of any Numanco Company after providing the Numanco Company with six (6) months' prior notice.

         7.10 If PSO shall involuntarily withdraw, or be ordered to withdraw, from Nuvest as a result of requirements imposed by regulatory authorities having jurisdiction over PSO.

         7.11 If any one of the following events shall occur:

                  (a) PSO shall fail to agree to guarantee the lines of credit necessary to supply the sources of funds budgeted in the most recently approved Business Plan (to the extent the same cannot be supplied out of current operations); or

                  (b) PSO shall fail to approve a proposed amendment to the most recently approved Business Plan, if such proposed amendment would require PSO to guarantee a line of credit necessary to supply the sources of funds budgeted in such proposed amendment (to the extent the same cannot be supplied out of current operations), so long as (i) such proposed amendment is consistent with the lines of business described in the most recently approved Business Plan, and
(ii) there has not been a material adverse change in any such lines of business or in any of the other assumptions underlying such Business Plan; or

                  (c) All of the following shall occur:

                           (i) both of the current representatives of PSO (or
the representatives of any affiliate of PSO) who are assigned the primary responsibility for monitoring PSO's investment in the Numanco Companies and are serving as the principal contact between PSO and the Manager cease, for any reason, to serve in such capacity;

                           (ii) the person or persons appointed by PSO to
replace such representatives, after serving in such capacity for a period of at least 90 days, are, despite the good faith efforts of such replacements and the Manager, unsatisfactory to the Manager; and

                           (iii) the person or persons appointed by PSO, at the
request of the Manager, to replace the persons described in (ii), after serving in such capacity for a period of at least 90 days, are, despite the good faith efforts of such replacements and the Manager, unsatisfactory to the Manager; provided, this Section 7.11(c) shall not apply if the person or persons appointed by PSO to replace the persons described in (ii) is one or both of the current representatives of PSO (or its affiliate) described in (i).

8.       Consequences of a Buy-Sell Event.

         8.1. Indemnity. The Numanco Companies shall be jointly and severally liable to PSO for any amounts PSO may be required to pay pursuant to its guaranty of any Indebtedness, and all attorneys fees and additional other costs PSO may incur in connection therewith. The payment of all of amounts covered by this indemnity shall be secured by a security interest in the same collateral held by the creditor to whom such Indebtedness was owed.

         8.2. Enforcement. Upon the occurrence of a Buy-Sell Event, PSO may proceed to protect and enforce its rights by a suit in equity, action at law or other appropriate proceeding for the collection of amounts it is due, for the specific performance of any agreement contained herein or in the Operating Agreement of any Numanco Company or in any other documents executed and delivered in connection herewith, or for an inunction against a violation of any of the terms or provisions hereof or thereof or in aid of the exercise of any power granted hereby or thereby or by law.

         8.3. Reallocation of Voting Rights. Notwithstanding the parties' respective interests in the profits and capital of Nuvest, Voting Rights (as such term is defined in the Nuvest Operating Agreement) with respect to all matters coming before a vote of the Members of Nuvest shall be apportioned as follows:

                  (a) Prior to the occurrence of a Buy-Sell Event, the Voting Rights of the Members of Nuvest shall be apportioned 4.9% for PSO, and 95.1% for Monika.

                  (b) Upon occurrence of a Buy-Sell Event, the Voting Rights shall be reapportioned 51% for PSO and 49% for Monika; provided, however, to the extent required by the 1935 Act, PSO shall limit its control over Nuvest, and, in turn, Nuvest's control over all other Numanco Companies, to one or more of the following: (A) electing a new Manager for one or all of the Numanco Companies, (B) electing new officers for Numanco Inc., (C) overseeing the development of a restructured operating plan for the Numanco Companies, and/or
(D) liquidating and dissolving the Numanco Companies; provided further, in the event Monika is entitled to purchase the Interest of PSO pursuant to one of the provisions of Section 8.4, and Monika provides notice to PSO pursuant to Section 8.5(a) that she is exercising such right, then PSO shall refrain from exercising its control pursuant to (A), (B), (C), and (D) above until such time as Monika's right to purchase PSO's Interest lapses because of Monika's failure, for whatever reason (as long as the reason is not due to any breach of duty by PSO), to purchase PSO's Interest on the closing date described in Section 8.5(b) and in accordance with the other terms described in Sections 8.5 and 8.6.

         8.4.  Buy-Sell.  Subject to the provisions of Sections 8.5 and 8.6:

                  (a) Upon the occurrence of the Buy-Sell Event set forth in
Section 7.1, Monika may purchase all (but not less than all) of PSO's Interest, and if Monika chooses not to do so, PSO may purchase all (but not less than all) of Monika's Interest. Monika shall have no right to require PSO to purchase her Interest.

                  (b) Upon the occurrence of the Buy-Sell Event set forth in
Section 7.2, Monika may, at her option, either purchase all (but not less than all) of PSO's Interest, or require PSO to purchase all (but not less than all) of Monika's Interest. PSO shall have no right to purchase any of Monika's Interest, should Monika choose not to exercise her rights under this Section 8.4(b).

                  (c) Upon the occurrence of one of the Buy-Sell Events set forth in Sections 7.3, 7.4, 7.5, 7.6, or 7.7, PSO shall have the right to purchase all (but not less than all) of Monika's Interest. Monika shall have no right to purchase any of PSO's Interest or to require PSO to purchase her Interest.

                  (d) Upon the occurrence of one of the Buy-Sell Events set forth in Section 7.8, Monika may require PSO to purchase all of her Interest. If Monika chooses not to do so, PSO may purchase not more than fifty percent (50%) (but not less than 50%) of Monika's Interest, and, at PSO's option, PSO may cause the Operating Agreements of the Numanco Companies, as applicable, to convert any Interest retained by Monika in any Numanco Company to a non-voting Interest.

                  (e) Upon the occurrence of the Buy-Sell Event set forth in
Section 7.9, PSO may purchase all (but not less than all) of Monika's Interest. If PSO chooses not to do so, the parties will proceed to sell the Numanco Companies as soon as is reasonably practicable, and the proceeds of such sale shall be distributed between PSO and Monika in accordance with their respective Interests.

                  (f) Upon the occurrence of the Buy-Sell Event set forth in
Section 7.10, Monika may purchase all (but not less than all) of PSO's Interest. If Monika chooses not to do so, the parties will proceed to sell the Numanco Companies as soon as is reasonably practicable, and the proceeds of such sale shall be distributed between PSO and Monika in accordance with their respective Interests.

                  (g) Upon the occurrence of a Buy-Sell Event set forth is
Section 7.11, PSO shall, at Monika's request, purchase all (but not less than all) of Monika's Interest, [and if Monika chooses not to do so, PSO may purchase all, but not less than all, of Monika's Interest].

         8.5. Purchase Procedures. Any right to compel the purchase or sale of an Interest under Section 8.4 may be exercised only pursuant to the following procedures and terms:

                  (a) The party entitled to exercise the right (the "Exercising Party") shall provide the other party with notice of the Exercising Party's intent to purchase the Interest of the other party (or the Exercising Party's intent to require the other party to purchase the Exercising Party's Interest, as the case may be) within thirty (30) days after the occurrence of the event giving rise to the right.

                  (b) The closing of Monika's purchase of PSO's Interest shall occur on the one hundred twentieth (120th) day following PSO's receipt of Monika's notice described in Section 8.5(a), at the corporate offices of PSO in Tulsa, Oklahoma; provided, in no event shall PSO be obligated to sell its Interest to Monika unless and until PSO is released of all liability under its guaranty and any other agreement by which it is or has become responsible for the payment of all or a part of the Indebtedness.

                  (c) In the event that notice pursuant to Section 8.5(a) will result in the purchase by PSO of all or a part of Monika's Interest (irrespective of whether PSO or Monika is the Exercising Party), PSO shall, as soon as is reasonably practicable after such notice is given, file an application with the SEC for approval to acquire such Interest and pursue such application in good faith and with reasonable diligence. The closing of PSO's purchase of Monika's Interest shall occur at PSO's corporate offices in Tulsa on the thirtieth (30th) day following PSO's receipt of an order from the SEC approving the purchase; provided, if the SEC denies PSO's application or fails for any reason to rule on the application within ninety (90) days after such notice is given pursuant to Section 8.5(a), then:

                           (i) if PSO is the Exercising Party, PSO's purchase
rights shall lapse with respect to the event giving right to such purchase right; and

                           (ii) if Monika is the Exercising Party, the parties
shall proceed to sell the Numanco Companies as soon as is reasonably practicable, and the proceeds of such sale shall be distributed between PSO and Monika as follows:

                                    (A)     Monika shall receive all of the
proceeds of such sale until she has received an amount equal to the Purchase Price for her Interest that would otherwise have been payable to Monika pursuant to Section 8.6, plus simple interest on such amount at a varying rate per annum equal to the Prime Rate (as defined in Section 8.6(e)), plus one percent (1%), accrued during a period commencing on the date that is 120 days after the date of the Buy-Sell Event and ending on the date Monika receives payment under this
Section 8.5(c)(ii)(A), and.

                                    (B) The remainder of such proceeds, if any,
shall be paid to PSO; provided further, if such SEC approval is obtained at any time prior to the consummation of the sale of the Numanco Companies, the Numanco Companies shall not be sold and PSO and Monika shall proceed with the closing of the sale of Monika's Interest to PSO on the thirtieth (30th) day after receipt of the SEC order, at the Purchase Price, plus simple interest on such amount calculated in accordance with Section 8.5(c)(ii)(A).

         8.6. Purchase Price Calculation. The Members shall use their best efforts to determine the value of each Member's Interest, as of the first day of each calendar quarter (the "Agreed Value"). The Agreed Value shall not be effective unless it is reduced to writing and signed by all Members. The purchase price to be paid for the selling Member's Interest purchase pursuant to
Section 8.4 (the "Purchase Price") shall be the most recently determined Agreed Value multiplied by the ratio the selling Member's Interest bears to the total Interests of all Members; provided, if the Members cannot unanimously agree on the Agreed Value at the quarterly meeting, or if the Agreed Value was not signed by all Members, or if no Agreed Value was determined within a period of three
(3) months prior to the date of occurrence of the Buy-Sell Event, then the Purchase Price of the Interest being purchased and sold shall be calculated as follows:

                  (a) For each Numanco Company, an estimate shall be made of the gross proceeds expected to be received from each service "Contract" (defined as any written or oral agreement or understanding pursuant to which the Numanco Company has the right to render a service to any Person who is not an Affiliate of the Numanco Company) in effect as of the ninetieth (90th) day following the date of the Buy-Sell Event (the "Valuation Date").

                  (b) There shall be added to or subtracted from the gross proceeds determined pursuant to Section 8.6(a) any proceeds attributable to any additions or deletions to the Contract effected through the Valuation Date.

                  (c) With respect to each Contract, an estimate shall be made of all "Direct Costs" (defined as the sum of the gross payroll expense, the pass-through per diem expense, the employer payroll tax expense, and other direct costs required in order to perform the Contract) the Numanco Company will be required to incur in order to perform the work specified under the Contract.

                  (d) With respect to each Contract, the net proceeds of the Contract shall be determined by subtracting the Direct Costs estimated pursuant to Section 8.6(c) from the gross proceeds estimated pursuant to Sections 8.6(a) and (b).

                  (e) The present value of the net proceeds of each Contract, as calculated pursuant to Section 8.6(d), shall be determined, using as a discount rate the "Prime Rate", as published in the Wall Street Journal ("WSJ") on the Valuation Date (or, if WSJ is not published on the Valuation Date, on the next date in which the WSJ is published), plus one percent (1%).

                  (f) The present value of each Contract, as determined pursuant to Section 8.6(e), shall be added together.

                  (g) The sum calculated pursuant to Section 8.6(f) shall be multiplied by the ratio the Interest being purchased and sold bears to the total Interests of all Members.

                  (h) The Purchase Price shall be determined by adding the amount calculated pursuant to Section 8.6(g) to the capital account balance (including undistributed earnings) in each Numanco Company, as of the Valuation Date, of the Member whose Interest is being purchased and sold.

         8.7 Covenant Not to Compete. The Members acknowledge that any sale which occurs pursuant to Section 8.4 shall involve the sale of the good will of the business of the Numanco Companies. The parties agree that the Purchase Price (whether pursuant to the Agreed Value or the formula set forth in Sections 8.6(a) through (h)) includes consideration for the good will of the business. Therefore, the selling Member agrees for and in consideration of the Purchase Price, to execute a Noncompetition Agreement in favor of the Company in the form attached hereto as Exhibit E.

         8.8 Additional Purchase/Sale Rights. Unless the parties otherwise agree in writing, the Members shall have the following additional purchase and sale rights:

                  (a) During the month of January in the year 2000, and during the month of January of each year thereafter while this Agreement remains in effect, either Member may request that the other Member purchase the requesting Member's Interest. The date of any such request shall be referred to herein as the "Request Date."

                  (b) If, within thirty (30) days after the Request Date, the other Member declines the request or the Members are unable to agree upon a purchase price for the requesting Member's Interest, the Members shall proceed to sell the Numanco Companies as soon as is reasonably practicable at a sales price both Members agree upon. However, if

                           (i) within sixty (60) days after the Request Date,
the Members do not reach agreement as to a sales price for the Numanco Companies to a third party, or

                           (ii) the Members agree upon a sales price for the
Numanco Companies to a third party but a letter of intent for the sale of the Numanco Companies at such price is not signed within one-hundred eighty (180) days after the Request Date, then the parties shall follow the procedures described in Section 8.8(d).

                  (c) If, pursuant to a request made by a Member under Section 8.8(a), the Members do agree upon a purchase price for the requesting Member's Interest, the Members shall have a period of one-hundred twenty (120) days after the Request Date to enter into a definitive agreement between themselves for the purchase and sale of the selling Member's Interest, which agreement shall provide for the closing of such transaction to occur not later than one-hundred eighty (180) days after the Request Date. However, if

                           (i)  within the 120-day period following the Request
Date, the Members do not enter into a definitive agreement between themselves for the purchase and sale of the selling Member's Interest, or

                           (ii) the Members enter into a definitive agreement
between themselves for the purchase and sale of the selling Member's Interest, but the closing of the sale of the selling Member's Interest does not, for any reason (including the failure of the SEC to approve the sale under the circumstances described in Section 8.8(e)), occur within the 180-day period following the Request Date, then the parties shall follow the procedures described in Section 8.8(d).

         (d) The parties shall have a period of thirty (30) days after the occurrence of the final event applicable under Section 8.8(b)(i) or (ii), or the final event applicable under Section 8.8(c)(i) or (ii), as the case may be, to agree to continue operating the Numanco Companies under this Agreement, the Operating Agreements, and the Manager's Agreement, but if the parties cannot reach agreement to continue operations within such 30-day period, the parties shall proceed to sell the Numanco Companies at the best sales price available in the market. The proceeds of a sale effected pursuant to the preceding sentence shall be distributed between the Members in accordance with the liquidation provisions of the Operating Agreements of the Numanco Companies. Until the closing of such sale, all such Operating Agreements, the Managers' Agreement, and this Agreement shall remain in full force and effect.

         (e) If, pursuant to a request made by Monika under Section 8.8(a), PSO agrees to purchase Monika's Interest for a mutually agreeable purchase price, then (i) PSO shall, as soon as is reasonably practicable after reaching such agreement, file an application with the SEC for approval to acquire such Interest and pursue such application in good faith and with reasonable diligence, and (ii) the definitive agreement for such purchase and sale shall provide, as a condition precedent to PSO's obligation to purchase Monika's Interest, that the SEC shall have issued an order, prior to the expiration of the 180-day period specified in Section 8.8(c), approving PSO's acquisition of the Interest.

9.       Notices.

         9.1. All notices required or given under this Agreement shall be in writing and shall be deemed given (i) when received, if personally delivered;
(ii) the day after it is sent, if sent by a recognized expedited delivery service with next-day delivery requested; or (iii) five days after it is sent, if mailed, postage prepaid, via certified mail, return receipt requested. In each case, notice shall be sent to:

         If to PSO:           Public Service Company of Oklahoma
                                     212 East 6th Street
                                    Tulsa, OK 74119-1212
Attn:  Thomas W. Reynolds

         If to any other party:     Monika Smith
                              7633 East 63rd Place
                                  Fourth Floor
                                 Tulsa, OK 74133

or such other addresses as such party shall have specified by notice in writing to the other party.

10.      Limitation of Members' Liability.

         10.1 Limitation of Members' Liability. Anything herein to the contrary notwithstanding, except as otherwise expressly agreed in writing, no Member shall be personally liable for any of the obligations created by this Agreement or for any debts, liabilities, or obligations of any of the Numanco Companies, whether to any one of such Companies, to any of the other Members, or to creditors of the Companies, beyond the Member's Capital Account, as defined in the Operating Agreement for each Numanco Company, together with the Member's share of the assets and undistributed profits of the Numanco Company.

11.      General.

         11.1. Entire Agreement. This Agreement constitutes the whole and entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings. This Agreement may not be modified except by an instrument in writing signed by all parties.

         11.2. Governing Law. The validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of Oklahoma, except any choice of law provision of Oklahoma law shall not apply if the law of a state or jurisdiction other than Oklahoma would apply thereby.

         11.3. Jurisdiction and Venue. The parties to this Agreement agree that jurisdiction and venue of any action brought to enforce, or to construe or determine the validity of, any term or provision contained in this agreement shall properly lie in the District Court of Tulsa County, Oklahoma, or the United States District Court for the Northern District of Oklahoma. Such jurisdiction and venue are merely permissive; jurisdiction and venue shall also continue to lie in any court where jurisdiction and venue would otherwise be proper. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by either such court shall, when received, constitute valid and lawful service of process against them, without the necessity for service by any other means otherwise provided by statute or rule of court.

         11.4. Binding Effect; 1935 Act Compliance; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective personal representatives, successors and permitted assigns; provided, however, any obligation of PSO hereunder or under any other agreement or instrument referred to herein shall be conditioned upon compliance with the regulatory approval requirements of the 1935 Act. No party may assign his obligations hereunder without the prior written consent of all other parties; provided, however, without the prior consent of any other party, PSO may assign this Agreement to its parent corporation, Central and South West Corporation, or any direct or indirect subsidiary of such parent.

         11.5. Injunctive Relief. Each of the parties hereto hereby acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at law. Each of the parties therefore agrees that in the event of a breach of any material provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

         11.6. Waiver. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         11.7. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

         11.8. Further Action. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

         11.9. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

         11.10. Severability of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

         11.11. Captions. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         11.12. Expenses. Each party to this Agreement shall bear its, his or her own expenses incurred in connection with negotiation, preparation and execution of this Agreement and the transactions contemplated herein.

         11.13. Confidentiality. The terms of this Agreement shall remain confidential between the parties, except that without the consent of any other party, PSO may disclose such terms and furnish a copy of this Agreement to its parent corporation and affiliates described in Section 10.4 above, and to any governmental agency having jurisdiction over PSO or any such entity.

         11.14. Attorneys Fees. If any action is brought to enforce, or to construe or determine the validity of, any term or provision of this agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs of the action.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             Public Service Company of Oklahoma



                                             By:

                                             Title:




                                 Monika Smith




                                              Numanco, L.L.C.



                                              By:

                                              Title:

                                              Nuvest, L.L.C.



                                              By:

                                              Title:


                                              NSS Numanco, Inc.



                                              By:

                                              Title:



Exhibits:

A        Amended and Restated Articles of Organization for Nuvest

B        Amended and Restated Operating Agreement for Nuvest

C        Amended and Restated Articles of Organization for Numanco LLC

D        Amended and Restated Operating Agreement for Numanco LLC

E        Noncompetition Agreement

F        Example of FMV Net Worth Calculation

G        Business Plan for the Numanco Companies